Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of the common stock of Bottomline Technologies, Inc. (“we”, “us” and “our”) is based upon, and is qualified by reference to, our amended and restated certificate of incorporation, as amended and/or restated from time to time (“Certificate of Incorporation”) and our second amended and restated by-laws, as amended and/or restated from time to time (“By-laws”), each of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. The terms of our common stock are also subject to and qualified by the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”).
Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 4,000,000 shares of preferred stock, $0.001 par value per share.
Common Stock
Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our By-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the chairman of the board of directors, the chief executive officer, president or the board of directors. Except as may be otherwise provided by applicable law, our Certificate of Incorporation or our By-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.
Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.
Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.
Liquidation and Dissolution. If we are liquidated or dissolved, the holders of the common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive a preferential share of our assets before the holders of the common stock receive any assets.
Other Rights. Holders of the common stock have no right to:
•convert the stock into any other security;
•have the stock redeemed;
•purchase additional stock; or
•maintain their proportionate ownership interest.
The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.
Transfer Agent and Registrar. Computershare is transfer agent and registrar for the common stock.
Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects
Board of Directors. Our By-laws provide that our board of directors is divided into three classes, with no class having more than one director more than any other class. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. The number of directors comprising our board of directors is fixed from time to time by the board of directors, but in no event may be less than three.

Removal of Directors by Stockholders. Delaware law provides that members of our board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.
Stockholder Nomination of Directors. Our By-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not less than 60 days nor more than 90 days prior to our stockholder meeting; provided, however, that if we give stockholders less than 70 days’ notice or prior public disclosure of the date of the meeting, such notice must have given to us no later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.
No Action By Written Consent. Our Certificate of Incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.
Issuance of “Blank Check” Preferred Stock. We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.
Delaware Business Combination Statute. Section 203 of the DGCL is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:
•a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and
•any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.
The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.
The prohibition against these transactions does not apply if:
•prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or
•the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.
Exclusive Forum Selection. Our By-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to our company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of our Certificate of Incorporation or our By-laws or governed by the internal affairs doctrine; provided, however, that this exclusive forum provision shall not apply to claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.
In addition, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933.